EXHIBIT 10.32

NEW FOCUS, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of August 28, 2002 (the “Effective Date”), by and between Nicola Pignati (“Employee”) and New Focus, Inc., a Delaware corporation (the “Company”).

WHEREAS, Employee was appointed the Company’s President and Chief Executive Officer effective as of April 25, 2002; and

WHEREAS, the Company and Employee wish to set forth certain agreements related to the compensation and employment of Employee in connection with his employment as President and Chief Executive Officer of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Duties and Scope of Employment.

(a)    Position.    The Company shall employ Employee in the position of President and Chief Executive Officer. Employee shall have overall responsibility for the day-to-day management of the Company and shall be expected to perform such duties and exercise such powers as are customarily associated with his position, subject to direction from the Company’s Board of Directors (the “Board”). The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    Obligations.    During the Employment Term, Employee agrees to devote his full time and attention to the business and affairs of the Company and to use his best efforts to perform his responsibilities faithfully and efficiently. For the duration of the Employment Term, Employee agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.    At-Will Employment.    The Company and Employee acknowledge that Employee’s employment with the Company is for an unspecified duration and constitutes “at-will” employment. As such, either the Company or Employee may terminate Employee’s employment at any time, with or without notice and with or without cause. Neither Employee’s job performance, promotions, commendations, bonuses, stock option grants or the like from the Company shall imply or create an obligation on the part of either the Company or Employee to continue employment. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, severance, damages, awards or compensation other than as provided by this Agreement.

3.    Compensation and Benefits.

(a)    Salary.    The Company shall pay Employee a salary of $25,000 per month (annualized at $300,000), payable in accordance with the Company’s standard payroll practices and subject to customary deductions. Employee’s salary may be adjusted by the Board or the Compensation Committee of the Board.

(b)    Acquisition Bonus.

(i)    In the event that the Audit Committee of the Board (or an external consultant to the Audit Committee), in its sole and absolute discretion, determines that the operating results of one or more entities acquired after the Effective Date in a Buy-Side Event (as defined in Section 7(a) below) or series of Buy-Side Events has resulted in an Acquisition Milestone (as defined in clause (iii) below), the Company shall pay Employee a one-time cash bonus equal to $300,000, less applicable withholding (the “Acquisition Bonus”). Any such Acquisition Bonus shall be paid within thirty days of the date the Audit Committee (or an external consultant to the Audit Committee) determines that an Acquisition Milestone has been met in accordance herewith.

(ii)    Employee’s right to earn the Acquisition Bonus shall terminate on the effective date of Employee’s voluntary termination of employment with the Company or Employee’s involuntary termination of employment with the Company for Cause (as defined in Section 7(b) below) prior to an Acquisition Milestone; provided, however, that if Employee terminates his employment with the Company following a Good Reason Event (as defined in Section 7(d) below), or his employment with the Company is involuntarily terminated without Cause, prior to December 31, 2003, he shall nonetheless be entitled to receive the Acquisition Bonus in the event that a Buy-Side Event or series of Buy-Side Events closed during the Employment Term results in an Acquisition Milestone prior to December 31, 2003.

(iii)    For purposes of this Section 3(b), an “Acquisition Milestone” shall mean the Company’s recognition on or prior to December 31, 2003, of more than $20 million in cumulative Net Revenues (as determined in accordance with generally accepted accounting principles, “GAAP” and consistent with the Company’s past practices) or more than $2.0 million in cumulative Operating Income on a pro forma basis (consistent with the Company’s past practices) derived from the operating results of one or more entities acquired in a Buy-Side Event or series of Buy-Side Events occurring during the Employment Term and before December 31, 2003.

(c)    Employee Benefits.    Employee shall be eligible to receive the standard benefits given to Company employees and any additional or other benefits offered specifically to executives, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. The Company will include Employee under its policy for directors and officers insurance coverage, and has entered into an Indemnification Agreement with Employee dated as of October 25, 2001, attached as Exhibit A hereto (the “Indemnification Agreement”), which shall remain in full force and effect in accordance with its terms.

(d)    Expenses.    The Company shall reimburse Employee for reasonable business-related expenses incurred by Employee in furtherance of, or in connection with, the performance of his duties hereunder, after written request made by Employee to the Company in a timely manner and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

4.    Severance Benefits.

(a)    Termination by the Company Without Cause.    In the event that, during the Employment Term, Employee’s employment with the Company is involuntarily terminated without Cause (as defined in Section 7(b) below) or Employee voluntarily terminates his employment with the Company following a Good Reason Event (as defined in Section 7(d) below), Employee shall be entitled to the following: (i) continuation of his then current salary for a period of eighteen months following the date of Employee’s termination without Cause or voluntary termination following a Good Reason Event, less applicable withholding, payable in accordance with the normal payroll practices of the Company; (ii) reimbursement by the Company of Employee’s COBRA payments for eighteen months beginning on the date of such involuntary termination without Cause or voluntary termination following a Good Reason Event, provided Employee timely elects to continue his health insurance; (iii) sixty percent (60%) of Employee’s targeted bonus based upon the aggregate payments made pursuant to the preceding clause (i), less applicable withholding, payable in accordance with the normal payroll practices of the Company; and (iv) executive outplacement assistance. Employee shall be required to sign a Separation Agreement and Release of Claims in a form satisfactory to the Company as a condition precedent to receiving the severance benefits from the Company.

(b)    Termination by Employee or for Cause.    In the event that Employee’s employment with the Company is voluntarily terminated during the term of this Agreement by Employee (other than following a Good Reason Event, as defined in Section 7(d) below), or by the Company for Cause (as defined in Section 7(b) below), Employee shall be entitled only to any unpaid base salary due for periods prior to the termination date, accrued and unused vacation and, following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the termination date. Employee shall not be entitled to any further compensation or benefits of any kind.

5.    Limitation on Payments.    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee: (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Section 4 and Section 6(b) shall be payable either:

(a)    in full, or

(b)    as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under Section 4 and Section 6(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.    Stock Options.

(a)    Option Grant.    The Company shall grant to Employee an option to purchase 1,000,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of the grant, which shall be the closing price of the Company’s Common Stock on the Nasdaq National Market on the date prior to the date of grant (the “Option”). 1/60th of the shares subject to the Option shall vest as of May 25, 2002, and 1/60th of the shares subject to the Option shall vest monthly thereafter, provided that Employee’s status as a service provider has not terminated on such dates. The Option shall be subject to the terms and conditions of the Stock Option Agreement in substantially the form attached hereto as Exhibit B (the “Stock Option Agreement”), which Employee shall be required to execute as a condition to receiving the Option.

(b)    Acceleration Upon a Change of Control.    Upon Employee’s voluntary termination of employment with the Company following a Good Reason Event (as defined in Section 7(d) below), or Employee’s involuntary termination of employment with the Company without Cause (as defined in Section 7(b) below), at any time within the 3-month period prior to, or the 18-month period following, the effective date of a Change of Control (as defined in Section 7(c) below) or the 12-month period following a Buy-Side Event (as defined in Section 7(a) below), Employee shall fully vest in and have the right to exercise the Option as to one hundred percent (100%) of the then unvested shares subject to the Option as of the date of such termination.

7.    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

(a)    Buy-Side Event.    “Buy-Side Event” shall mean (i) the Company’s acquisition, directly or indirectly, of securities of another corporation or entity representing more than fifty percent (50%) of the total voting power represented by such corporation or entity’s then outstanding voting securities, or (ii) a merger or consolidation of another corporation or entity with the Company, or the Company’s purchase of all or substantially all the assets of another corporation or entity, a result of which merger, consolidation or purchase, the voting securities of such corporation or entity outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the Company) more than fifty percent

(50%) of the total voting power represented by the voting securities of such corporation or entity or surviving entity outstanding immediately after such merger, consolidation or purchase.

(b)    Cause.    “Cause” shall mean Employee’s (i) willful act of personal dishonesty, gross misconduct, fraud or misrepresentation, taken by Employee in connection with his responsibilities as an employee, that is seriously injurious to the Company; (ii) conviction of or entry of a plea of guilty or nolo contendere to a felony; or (iii) willful and continued failure to substantially perform his principal duties and/or obligations of employment (other than any such failure resulting from incapacity due to bona fide physical or mental illness), which failure is not remedied within a period of forty-five days after receipt of written notice from the Company, specifically identifying the manner in which the Company believes that Employee has not substantially performed his duties and/or obligations. For the purposes of this subsection (b), no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company.

(c)    Change of Control.    “Change of Control” shall mean the occurrence of any of the following events:

(i)    the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii)    a merger or consolidation of the Company with any other corporation, or the sale of all or substantially all the assets of the Company, a result of which merger, consolidation or sale, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity, including the parent corporation of such surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or sale; or

(iii)    the approval of a plan of complete liquidation or dissolution of the Company; or

(iv)    a change in the composition of the Board occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are members of the Board as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of directors whose election was neither in connection with any transactions described in subsections (i) or (ii), nor in connection with an actual or threatened proxy contest relating to the election of directors to the Board.

(d)    Good Reason Event.    “Good Reason Event” shall mean that without Employee’s written consent and without Cause, any of the following events occur:

(i)    a reduction of five percent (5%) or more of Employee’s compensation (including base salary and any non-discretionary and objective standard incentive payments or bonus awards, but excluding facilities, fringe benefits and prerequisites included in subsection (iii) below);

(ii)    a reduction of the scope or nature of Employee’s duties and/or responsibilities, it being understood that the fact alone that Employee’s duties and/or responsibilities are conducted at the Company level following a Change of Control, rather than at the combined entity level, shall constitute a “Good Reason Event;”

(iii)    a substantial reduction, without good business reasons, of the facilities, fringe benefits or perquisites available to Employee immediately prior to such reduction (good business reasons include reductions to make such facilities, fringe benefits or perquisites consistent with the practice of the acquiring company);

(iv)    the relocation of Employee’s primary workplace to a location more than fifty miles away from his workplace in effect immediately prior to such relocation; or

(v)    the failure of the Company to obtain the express assumption of this Agreement by an acquiring corporation.

8.    Proprietary Information Agreement.    Employee and the Company entered into that certain Proprietary Information Agreement dated as of April 14, 2000, attached hereto as Exhibit C (the “Proprietary Information Agreement”), and Employee acknowledges and agrees, as a condition of Employee’s employment, that the Proprietary Information Agreement remains in full force and effect, and Employee agrees to comply with the terms thereof, which requires, among other provisions, the assignment of patent rights to any invention made during Employee’s employment at the Company and non-disclosure of the Company’s confidential and proprietary information.

9.    Notices.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed given (i) on the date of delivery when personally delivered, (ii) one day after deposit with a well-established commercial overnight service, or (iii) four days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all such notices shall be directed to the attention of its Chief Financial Officer.

10.    Arbitration.    In consideration of Employee’s employment with the Company, the Company’s like promise to arbitrate disputes with Employee, and Employee’s receipt of the compensation and other benefits the Company has agreed to pay Employee, at present and in the future, Employee agrees that any and all disputes, claims or controversies with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of or relating to any interpretation, construction, performance or breach of this Agreement or any agreements between Employee and the Company relating to stock or stock options shall be settled by binding arbitration to be held in Santa Clara, California, under the arbitration rules set forth in California Code of Civil Procedure section 1280 through 1294.2, including section 1283.05 (the “Rules”) and pursuant to California law. The arbitrator may grant injunctions and other relief in such disputes. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. EMPLOYEE UNDERSTANDS THAT BOTH HE AND THE COMPANY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS BETWEEN EMPLOYEE AND THE COMPANY RELATING TO STOCK OR STOCK OPTIONS RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent the Company or Employee from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement.

11.    Miscellaneous Provisions.

(a)    Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)    Voluntary Nature of Agreement.    Employee acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.

(c)    Entire Agreement/Amendment.    This Agreement, together with the Indemnification Agreement, the Stock Option Agreement and the Proprietary Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supercedes all prior or contemporaneous agreements, whether written or oral, except for those certain Stock Option Agreements dated April 19, 2000, November 14, 2001, January 3, 2002, and January 3, 2002, each as amended by the Amendment to Nonstatutory Stock Option Agreement dated as of March 7, 2002, which remain in full force and effect. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by Employee and an authorized officer of the Company (other than Employee).

(d)    Choice of Law.    This Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(e)    Severability.    In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

(f)    No Representations.    Employee represents that he has had the opportunity to consult with an attorney of his choice, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee further represents that he has not relied upon any representations or statements made by the Company or anyone else regarding his employment with the Company which are not specifically set forth in this Agreement.

(g)    Counterparts; Facsimile.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Facsimile copies of this Agreement shall be deemed to be originals.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	NEW FOCUS, INC.

/s/ WILLIAM L. POTTS, JR.
By: William L. Potts, Jr.
Title: Chief Financial Officer

EMPLOYEE:	/s/ NICOLA PIGNATI
Nicola Pignati